SEVENTEENTH AMENDMENT TO FORBEARANCE AGREEMENT

This Seventeenth Amendment to Forbearance Agreement (the “Amendment”) is entered into as of this 7th day of May, 2010 by and among RCLC, Inc. (formerly known as Ronson Corporation), a New Jersey corporation (“Parent”), RCPC Liquidating Corp. (formerly known as Ronson Consumer Products Corporation), a New Jersey corporation (“RCPC”), Ronson Aviation, Inc., a New Jersey corporation (“RAI”) and RCC Inc. (formerly known as Ronson Corporation of Canada Ltd.), an Ontario corporation (“Ronson Canada”) (RCPC and RAI are collectively and individually referred to as the “Domestic Borrower” or “Domestic Borrowers”; the Domestic Borrower and Ronson Canada are collectively and individually referred to as the “Borrower” or “Borrowers”, and the Borrowers, together with Parent are collectively and individually referred to as the “Obligors”) and Wells Fargo Bank, National Association (“Lender”), acting through its Wells Fargo Business Credit operating division.

RECITALS:

Borrowers and Lender are parties to a certain Credit and Security Agreement dated as of May 30, 2008 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), relating to financing by Lender to Borrowers.  Capitalized terms used but not specifically defined herein shall have the meanings provided for such terms in the Credit Agreement.

Certain Events of Default occurred under the Credit Agreement and, as a result thereof, Lender and Borrowers entered into that certain Forbearance Agreement dated as of March 29, 2009 (as amended modified, supplemented or restated from time to time, the “Forbearance Agreement”), whereby Lender agreed to forbear from exercising certain of its rights and remedies available under the Loan Documents as a result of the Existing Events of Default.

The Forbearance Agreement expires pursuant to its terms not later than May 7, 2010.

On February 2, 2010, Parent, RCPC and Ronson Canada consummated a transaction (the “Zippo Sale”) pursuant to which RCPC and Ronson Canada sold substantially all of their assets to Zippo Manufacturing Company and Nosnor, Inc., pursuant to an Asset Purchase Agreement dated as of October 5, 2010.  The net proceeds of the Zippo Sale were delivered to Lender in accordance with the terms of that certain letter agreement by and among Lender and Obligors dated as of February 2, 2010 and applied by Lender in accordance with and subject to the Thirteenth Amendment to Forbearance Agreement dated as of April 1, 2010.

Borrowers have requested that Lender amend the definition of Termination Event to, among other things, extend the stated expiration date in the Forbearance Agreement from May 7, 2010 to June 11, 2010 in order to (i) provide Borrowers with additional time to (a) consummate the sale of RAI’s assets to Hawthorne TTN Holdings, LLC (“Hawthorne”) pursuant to that certain Asset Purchase Agreement dated as of May 15, 2009, as amended  from time to time, and (b) explore a sale of RAI and/or its assets to a third-party other than Hawthorne (an “Alternate Transaction”) and (ii) amend certain terms and conditions of the Credit Agreement.

 Lender has considered Borrowers’ requests and, in an effort to continue working with Borrowers, hereby agrees to amend the Forbearance Agreement and the Credit Agreement on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Amendment to Forbearance Agreement.  As of the date hereof, Section 2(b) of the Forbearance Agreement shall be amended and restated in its entirety to read as follows:

(b)           For purposes of this Agreement, a “Termination Event” shall mean the earliest to occur of (i) June 11, 2010 and (ii) any one or more of the following:

(A)           the failure of the Obligors to comply with the terms, covenants, agreements and conditions of this Agreement;

(B)           any representation or warranty made herein shall be incorrect in any material respect;

(C)           the occurrence of any Event of Default under the Credit Agreement, other than (i) the Existing Events of Default or (ii) breach by Obligors of their obligation pursuant to (a) Section 6.1(a) of the Credit Agreement to deliver audited year end annual financial statements for the fiscal year ending December 31, 2008 within 90 days of the end of such fiscal year or (b) Section 6.1(c) of the Credit Agreement to deliver monthly financial statements to Lender for the months ending October 31, 2009, November 30, 2009, December 31, 2009,  January 31, 2010, February 28, 2010, March 31, 2010 and April 30, 2010 within 30 days of the end of such months;

(D)           Obligors shall fail to employ a CRO (as defined below) throughout the term of this Agreement;

(E)           subject to Paragraph 6(b) below, Obligors shall fail to employ an investment banking firm reasonably acceptable to Lender to market and sell RAI or its assets throughout the term of this Agreement and/or such investment banking firm shall fail to diligently pursue such sale consistent with the terms of its retention;

(F)           in the Lender’s discretion, it determines that Parent is no longer actively pursuing a Liquidity Transaction;

(G)           any Person, other than Lender, shall exercise its rights and remedies against the Obligors as a result of defaults or events of defaults arising under any agreement between Obligors and such Person due to cross-defaults arising from the Existing Events of Default; and

(H)           Obligors shall have executed an asset purchase agreement in connection with an Alternate Transaction for the sale of RAI and/or its assets to a party other than Hawthorne and the Freeholders of Mercer County, New Jersey shall have formally approved the assignment of that certain lease by and between Ronson Helicopters, Inc. (now known as RAI), as lessee, and County of Mercer, as lessor, dated May 14, 1975 (as amended, the “Lease”) to the purchaser identified in such asset purchase agreement.

2.            Funding of RAI Pending Closing of the RAI Sale.  Obligors acknowledge and agree that as a result of the consummation of the Zippo Sale, RCPC and Ronson Canada shall no longer be permitted to request Advances under the Credit Agreement and any remaining assets of RCPC and/or Ronson Canada shall no longer be considered in any borrowing base calculation.  Notwithstanding the foregoing, Lender and Obligors agree that RAI shall be authorized, until the occurrence of a Termination Event, to request Advances subject to the terms of the Credit Agreement as modified by this Amendment.  Obligors and Lender further agree that Lender shall have no obligation to make Advances to RAI  after the occurrence of a Termination Event.

3.            Amendments to Credit and Security Agreement.

(a)           The following new definitions shall be added to section 1.1 of the Credit Agreement in the appropriate alphabetical order and shall read as follows:

“Availability Block” shall mean a block on availability under the revolving line of credit in the amount of the Cole Schotz Payment; provided, however, upon Lender’s receipt of a properly executed Repayment Agreement, the amount of the Availability Block shall be reduced to zero.

“Cole Schotz Payment” shall mean an amount equal to $224,396.07, representing the amount of legal fees and expenses billed to Obligors, and due and owing to Cole, Schotz, Meisel, Forman & Leonard, P.A. (“Cole Schotz”), for the period through February 28, 2010; provided, however, Obligors acknowledge and agree that the Cole Schotz Payment shall not be paid until such time as Lender has received a properly executed Repayment Agreement.

“Repayment Agreement” shall mean a Repayment Agreement, acceptable to Lender in form and substance in its sole discretion, executed by Cole Schotz in favor of Lender evidencing Cole Schotz’s agreement to repay to Lender the Cole Schotz Obligations (as such term is defined in the Repayment Agreement) on the terms and conditions set forth therein.

(b)           The following definitions set forth in section 1.1 of the Credit Agreement shall be amended and restated in their entirety to read as follows:

“Accommodation Overadvance Limit” means an amount up to $1,325,000 from the date of that certain Seventeenth Amendment to Forbearance Agreement through the occurrence of a Termination Event (as such term is defined in the Forbearance Agreement).

“Domestic Borrower Borrowing Base” means at any time the lesser of:

(a)           The Maximum Line Amount; or

(b)           Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)           The product of the Accounts Advance Rate times Eligible Accounts owned by RAI, plus

(ii)           The lesser of (A) thirty-six percent (36%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time, of Eligible Inventory owned by RAI, (b) eighty-five percent (85%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time, of the Net Orderly Liquidation Value of Eligible Inventory owned by RAI, or (C) $200,000, less

(iii)           The Domestic Borrowing Base Reserve, less

(iv)           The Availability Block, less

(v)           Indebtedness that the Domestic Borrowers owe to the Lender that has not yet been advanced on the Revolving Note, and an amount that the Lender in its reasonable discretion finds on the date of determination to be equal to the Lender’s net credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement extended to the Domestic Borrowers by the Lender that is not described in Article II of this Agreement  and any indebtedness owed by the Domestic Borrowers to Wells Fargo Merchant Services, L.L.C.

“Maximum Line Amount” means $2,400,000, unless such amount is reduced pursuant to Section 2.12, in which amount it means such lower amount.”

(c)           Section 2.1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

2.1.1           Accommodation Overadvance.  Notwithstanding anything contained in Section 2.1 or otherwise in this Agreement to the contrary, the Lender agrees, subject to the terms and conditions of this Agreement, to make Revolving Advances to RAI in amounts which may cause the outstanding balance of the aggregate Revolving Advances to exceed the Availability or which may cause the outstanding balance of Revolving Advances to exceed the Borrowing Base (any such excess Revolving Advances are herein referred to collectively as “Accommodation Overadvances”); provided that the aggregate of any such Accommodation Overadvances outstanding at any one time shall not exceed the Accommodation Overadvance Limit.  All Accommodation Overadvances shall constitute Revolving Advances and in no event shall the total of Revolving Advances exceed the Maximum Line Amount.  The Accommodation Overadvance shall be exempt from the provisions of Section 2.13(a) of this Agreement.

4.            Interest Rate on Accommodation Overadvance.  Obligors acknowledge and agree that interest on the Accommodation Overadvance shall accrue at a rate equal to the Prime Rate plus eight percent (8.00%) per annum.

5.            Forbearance Fee.  Obligors agree that the portion of paragraph 3 of that certain Seventh Amendment to Forbearance Agreement dated as of July 31, 2009 (the “Seventh Amendment”), which provided that the forbearance fee in the amount of Five-Hundred Thousand Dollars ($500,000) would not be charged as a Revolving Advance under the Credit Agreement until the earlier of (a) the occurrence of a Termination Event or (b) payment of the Indebtedness, is hereby amended to provide that Lender shall be permitted to charge the forbearance fee as a Revolving Advance under the Credit Agreement upon execution of this Amendment.  Obligors agree that (i) $450,000 of the forbearance fee was fully earned upon execution of the Forbearance Agreement and that (ii) $50,000 of the forbearance fee was fully earned upon execution of the Seventh Amendment, and that the forbearance fee constitutes part of the Indebtedness due and owing under the Credit Agreement.

6.            Conditions.  Lender’s agreement to further forbear from exercising its rights and remedies pursuant to this Agreement is conditioned upon:

(a)           execution and delivery by the Obligors and Lender of this Agreement;

(b)           unless otherwise agreed to in writing by the Lender, receipt by Lender, not later than May 11, 2010, of evidence that Obligors have engaged an investment banking firm to market RAI and/or its assets on the terms and conditions set forth below;

(c)           receipt by Lender, not later than June 5, 2010, of evidence that Obligors have executed an asset purchase agreement for an Alternate Transaction, which Lender determines in its reasonable discretion provides sufficient proceeds to repay and satisfy in full all Indebtedness due and owing to Lender by Obligors;

(d)           receipt by Lender, not later than June 10, 2010, of evidence that the Freeholders of Mercer County, New Jersey have given their consent to assignment of the Lease to the proposed purchaser in connection with an Alternate Transaction; and

(e)           such other matters as Lender may reasonably require.

7.            Engagement of Investment Banking Firm.  Unless otherwise agreed to in writing by the Lender, Obligors shall deliver to Lender evidence establishing that the Obligors have engaged an investment banking firm, including, without limitation, copies of any engagement letter executed by the Obligors with such investment banking firm, which engagement letter shall be in form and substance reasonably acceptable to Lender.  The investment banking firm shall be selected by Obligors and reasonably acceptable to Lender.  At all times during the term of the Forbearance Agreement, Obligors will continue to employ the investment banking firm for the purposes described in the engagement letter, including for the purpose of marketing and selling RAI and/or its assets.  Obligors consent to Lender having reasonable access to the investment banking firm and Obligors hereby agree and consent to Lender meeting with the investment banking firm without Obligors present and Obligors hereby release and, absent bad faith, willful misconduct, gross negligence or fraud, agree to hold the investment banking firm and Lender harmless from any information or discussions held between the investment banking firm and Lender.

8.            Sums Secured; Estoppel.  The Obligors acknowledge and reaffirm that their obligations to Lender as set forth in and evidenced by the Loan Documents are due and owing without any defenses, set-offs, recoupments, claims or counterclaims of any kind as of the date hereof.  To the extent that any defenses, set-offs, recoupments, claims or counterclaims may exist as of the date hereof, the Obligors waive and release Lender from the same.

9.            No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Forbearance Agreement shall remain in full force and effect.

10.            References.  All references in the Forbearance Agreement to “this Agreement” shall be deemed to refer to the Forbearance Agreement as amended hereby.

11.            No Waiver. Except as specifically set forth in Paragraph 1 above, the execution of this Amendment shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement, a waiver of any Termination Event under the Forbearance Agreement or breach, default or event of default under any Loan Documents or other document held by Lender, whether or not known to Lender and whether or not existing on the date of this Amendment.

12.            Waiver and Release of Claims and Defenses.  The Obligors hereby waive and release all claims and demands of any nature whatsoever that they now have or may have against Lender, whether arising under the Loan Documents or by any acts or omissions of Lender, or any of its directors, officers, employees, affiliates, attorneys or agents, or otherwise, and whether known or unknown, existing as of the date of the execution of this Amendment, and further waive and release any and all defenses of any nature whatsoever to the payment of the Obligations or the performance of their obligations under Loan Documents.

13.            Reaffirmation of Loan Documents.  The Obligors hereby agree with, reaffirm and acknowledge their representations and warranties contained in the Loan Documents.  Furthermore, the Obligors represent that their representations and warranties contained in the Loan Documents continue to be true and in full force and effect.  This agreement, reaffirmation and acknowledgment is given to Lender by the Obligors without defenses, claims or counterclaims of any kind.  To the extent that any such defenses, claims or counterclaims against Lender may exist, the Obligors waive and release Lender from same.

14.            Ratification and Reaffirmation of Loan Documents.  The Obligors ratify and reaffirm all terms, covenants, conditions and agreements contained in the Loan Documents.

15.            No Preferential Treatment.  No Obligor has entered into this Amendment to provide any preferential treatment to Lender or any other creditor.  No Obligor intends to file for protection or seek relief under the United States Bankruptcy Code or any similar federal or state law providing for the relief of debtors.

16.            Legal Representation.  Each of the parties hereto acknowledge that they have been represented by independent legal counsel in connection with the execution of this Amendment, that they are fully aware of the terms and conditions contained herein, and that they have entered into and executed the within Amendment as a voluntary action and without coercion or duress of any kind.

17.            Partial Invalidity; No Repudiation. If any of the provisions of this Amendment shall contravene or be held invalid under the laws of any jurisdiction, this Amendment shall be construed as if not containing such provisions and the rights, remedies, warranties, representations, covenants, and provisions hereof shall be construed and enforced accordingly in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provisions of this Amendment in any jurisdiction.

18.            Binding Effect.  This Amendment is binding upon the parties hereto and their respective heirs, administrators, executors, officers, directors, representatives and agents.

19.            Governing Law.  This Amendment shall be governed by the laws of the State of New York.

20.            WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY, AS TO ANY ACTION WHICH MAY ARISE AS A RESULT OF THE LOAN DOCUMENTS, THE FORBEARANCE AGREEMENT, THIS AMENDMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

21.            Counterparts.  This Amendment and/or any documentation contemplated or required in connection herewith may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be considered one and the same document.  Delivery of an executed counterpart of a signature page of this document by facsimile shall be effective as delivery of a manually executed counterpart of this document.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, do hereby execute this Amendment the date and year first above written.

RCLC, INC. (f/k/a RONSON CORPORATION) By: /s/ Joel Getzler Print Name: Joel Getzler Print Title: Chief Restructuring Officer
RCPC LIQUIDATING CORP. (f/k/a/ RONSON CONSUMER PRODUCTS CORPORATION) By: /s/ Joel Getzler Print Name: Joel Getzler Print Title: Chief Restructuring Officer
RONSON AVIATION, INC. By: /s/ Joel Getzler Print Name: Joel Getzler Print Title: Chief Restructuring Officer
RCC INC. (f/k/a RONSON CORPORATION OF CANADA LTD.) By: /s/ Joel Getzler Print Name: Joel Getzler Print Title: Chief Restructuring Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION By:/s/ Peter Gannon Peter Gannon, Vice President